                                                                    EXHIBIT 10.1

Note: Certain portions of this document have been marked "[c.i.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

                       THIRD AMENDMENT TO SUPPLY AGREEMENT

      THIS THIRD AMENDMENT TO SUPPLY AGREEMENT (this "Amendment") is entered into as of the 29th day of July 2005 (the "Effective Date") by and between DUSA PHARMACEUTICALS, INC. ("DUSA"), a corporation organized and existing under the laws of the State of New Jersey, with principal offices at 25 Upton Drive, Wilmington, Massachusetts 01887, U.S.A., and SOCHINAZ S.A. ("SOCHINAZ"), a corporation registered under the laws of the Canton of Valais, Switzerland, with principal offices at 22, rte du Simplon, CH-1895 Vionnaz, Switzerland. All capitalized terms used herein and not otherwise defined shall have the meaning(s) prescribed thereto in the Supply Agreement (defined below).

      WHEREAS, DUSA and SOCHINAZ previously entered into a certain Supply Agreement, dated December 24, 1993, as amended by the First Amendment to Supply Agreement, dated July 7, 1994, and the Second Amendment (the "Second Amendment") to Supply Agreement, dated June 20, 2000 (collectively, the "Supply Agreement");

      WHEREAS, pursuant to Section 9.1 of the Supply Agreement, DUSA, by letter dated April 28, 2003, exercised its option to renew the Supply Agreement for a period of three (3) additional years through December 3, 2007 (the "Current Term"); and

      WHEREAS, DUSA and SOCHINAZ wish to further amend certain terms and conditions of the Supply Agreement as provided herein.

      NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

      1. DUSA and SOCHINAZ agree to extend the Current Term of the Supply Agreement through December 31, 2009 (the "Extension Period"); provided, however, that DUSA shall have the option to extend the term of the Extension Period for an additional one (1) year (i.e. through December 31, 2010) upon a minimum of two (2) years advance written notice (i.e. on or before December 31, 2007) to SOCHINAZ.

      2. DUSA and SOCHINAZ agree that Exhibit B mentioned in Paragraph 4.1 of the Supply Agreement is hereby amended in its entirety to read as follows:

                                    EXHIBIT B

        YEAR                                 COST/KG (U.S. DOLLARS)
        ----                                 ----------------------
        2005                                         [c.i.]
        2006                                         [c.i.]
        2007                                         [c.i.]
        2008                                         [c.i.]
        2009                                         [c.i.]
2010 (as applicable)                                 [c.i.]

Note: Certain portions of this document have been marked "[c.i.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

      Exchange rate fluctuation:

      DUSA and SOCHINAZ agree that the costs per kilogram stated above shall [c.i.] set for purposes of the Supply Agreement and this Amendment at [c.i.] fluctuates by more than [c.i.] as determined below. If the rate of exchange between the USD and the CHF [c.i.], the parties shall [c.i.] shall take place [c.i.] in which the [c.i.]. The [c.i.] shall be applied for [c.i.], or until a [c.i.] takes place and [c.i.] are [c.i.] as provided for herein. [c.i.] unless agreed to in writing signed by DUSA and SOCHINAZ. Simultaneously therewith, the parties shall also [c.i.] for purposes of [c.i.] hereunder.

      In the event the parties are unable to agree [c.i.] or [c.i.] have begun, the parties agree to refer the matter to the Chief Operating Officer of DUSA and the Chief Executive Officer of SOCHINAZ, or their designees, for review and attempted resolution. The officers shall confer and attempt to reach a mutual resolution of the issue. If the dispute cannot be resolved by the respective officers, or their designees, [c.i.] after the dispute has been so referred, then the parties agree [c.i.] pursuant to [c.i.], except as modified herein. The [c.i.]. The [c.i.], and shall [c.i.]. The parties shall [c.i.]. The costs per kilogram in effect immediately prior to the[c.i.], shall remain effective [c.i.].

      Any fluctuation in the exchange rate shall be determined by calculating the average rate of exchange between the USD and the CHF over the course of [c.i.]. Such average rate of exchange shall then be compared against the Exchange Rate.

      3. Section 2.4 of the Supply Agreement is hereby amended in its entirety to read as follows:

            2.4 Notwithstanding Paragraph 2.1 above, DUSA shall have the right to purchase any or all of DUSA's requirements for Product from third parties in the event SOCHINAZ is unable to supply in a timely manner all Products ordered in three consecutive purchase orders, whether or not such orders are in excess of DUSA's forecasts. In addition, DUSA shall have the right to purchase [c.i.] of its requirements for Product from third parties in the event SOCHINAZ fails to fulfill a purchase order and cannot remedy such shortage within [c.i.] of the original delivery due date. Further, DUSA shall have the right to purchase [c.i.] of its requirements for Product from third parties in the event SOCHINAZ fails to fulfill [c.i.] within a [c.i.] and cannot remedy such shortage [c.i.] of the original delivery due dates, respectively.

      4. Except as expressly provided in this Amendment, the Supply Agreement shall remain unmodified and in full force and effect and is hereby ratified and affirmed. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of DUSA or SOCHINAZ under the Supply Agreement, except as expressly provided for herein.

Note: Certain portions of this document have been marked "[c.i.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

      IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the date first provided above.

SOCHINAZ S.A.                                      DUSA PHARMACEUTICALS, INC.

By:/s/ Jean-Marie Rosset                           By:/s/ Mark Carota
   --------------------------                         --------------------------
Name: Jean-Marie Rosset                            Name: Mark Carota
Title: V.P. Sales & Marketing                      Title: V.P. Operations

                                       -3-